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                                  [Letterhead]


December 20, 1996



First Savings Bank, F.S.B.
P.O. Drawer 1569
Clovis, NM 88102

RE: Agreement for Subscription Agent Services


Ladies and Gentlemen:


    The purpose of this letter is to reflect the agreement of Access Anytime Bancorp, Inc. (the "Company") and First Savings Bank, F.S.B. (the "Bank") regarding the Bank's acting as the Subscription Agent (as defined below) in connection with the Company's offering (the "Subscription Offering") of up to 732,198 shares of its common stock, $.01 par value ("Common Stock"), pursuant to non-transferable subscription rights at a subscription price of $5.25 per share. The terms of the Subscription Offering are more fully described in the Prospectus relating to such offering. A copy of the Prospectus is attached hereto as Exhibit A (such document, in the form declared effective by the Securities and Exchange Commission and as it may be subsequently amended, shall be referred to herein as the "Prospectus"). Unless otherwise specified, capitalized terms used herein and defined in the Prospectus shall have the same meanings herein as set forth for them in the Prospectus.


    1. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Bank as the subscription agent (the "Subscription Agent") for the Subscription Offering. As Subscription Agent, the Bank hereby agrees to perform the following services for the Company in accordance with the terms of the Prospectus:

       (a) Issue new and replacement Subscription Warrants to Rights Holders;

       (b) Mail offering materials to Rights Holders;

       (c) Hold offering materials for Rights Holders whose addresses are outside of the continental United States or are A.P.O. or F.P.O. addresses;

       (d) Collect checks from subscribing Rights Holders and hold the proceeds in trust in an interest bearing account for the account of the Company;

       (e) Communicate with Depository Trust Company and all brokers regarding their respective record date positions;
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       (f) Report to the Company daily on the total number of shares of
           Common Stock subscribed for, the amount of funds received, and the total number of Subscription Rights exercised;

       (g) Consult with the Company for specific instructions as to acceptance or rejection of subscriptions received after the Expiration Date and subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms of the Subscription Warrants;

       (h) After the Expiration Date, consult with the Company regarding the disposition of unused or canceled Subscription Warrants;

       (i) Deposit subscription proceeds to the Company or escrow bank account;

       (j) Issue certificates for Common Stock to subscribing Rights Holders;
           and

       (k) Update the Company's share register.

    2. NO SOLICITATIONS. The Bank hereby agrees that it shall not at any time advise any person as to whether such person should subscribe for shares of Common Stock pursuant to the Subscription Offering or take any other action that may be deemed a solicitation.


    3. PAYMENT. In exchange for the Bank's Subscription Agent services, the Company hereby agrees to pay the Bank $5,000, which payment shall be due and payable upon completion of the Subscription Offering.


    4. CONDITION TO SUBSCRIPTION AGENT'S PERFORMANCE. The Bank undertakes the duties and obligations imposed hereby upon the following terms and conditions, by all of which the Company shall be bound:

       (a) The Bank may consult with legal counsel, who may be, but is not required to be, legal counsel for the Company, and the opinion of such counsel shall be full and complete authorization and protection to the Bank as to any actions taken or omitted by the Bank in good faith and in accordance with such opinion;

       (b) Whenever, in the performance of its duties hereunder, the Bank shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman and CEO or the President of the Company and delivered to the Bank; and such certificate shall be full authorization to the Bank for any action taken or suffered in good faith by the Bank under the provisions hereof in reliance upon such certificate;
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       (c) The Bank shall be liable hereunder only for its own negligence or willful misconduct.

       (d) The Bank shall not be liable for or by reason of the statements of fact or recitals contained in the Prospectus or in the Subscription Warrants or be required to verify the same, except for information contained therein that relates to the Bank; all statements and recitals contained in the Prospectus or in the Subscription Warrants that do not relate to the Bank are and shall be deemed to have been made by the Company only.

       (e) The Bank shall not be under any responsibility in respect of the validity of the Subscription Warrants, nor shall it be responsible for any breach by the Company of any covenant or condition contained in the Prospectus or in any Subscription Warrant; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to the Subscription Offering or any Subscription Warrant or as to whether any Shares of Common Stock will, when issued, be validly authorized and issued, fully paid, and nonassessable.

       (f) The Company agrees that it will indemnify the Subscription Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence or bad faith on the part of the Subscription Agent for anything done or omitted by the Subscription Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises, provided that the Subscription Agent shall have provided the Company with notice of any such claim promptly after such claim became known to the Subscription Agent, and provided further that the Company shall have the right to assume the defense of any such claim upon receipt of written notice thereof from the Subscription Agent. If the Company assumes the defense of any such claim, the Subscription Agent shall be entitled to participate in, but not control, the defense of any such claim at its own expense. The Company shall not indemnify the Subscription Agent with respect to any claim or action settled without its consent, which consent shall not be unreasonably withheld.

       (g) The Company agrees that it will perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Bank for the carrying out or performing by the Bank of the provisions hereunder.

       (h) Nothing herein shall preclude the Bank from acting in any other capacity for the Company.
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Please indicate your acceptance of the foregoing terms by executing this letter on the line provided below and returning it to the undersigned.

                                          Very truly yours,
                                          ACCESS ANYTIME BANCORP, INC.
                                          By: /s/ Norman R. Corzine
                                             -----------------------------
                                              Norman R. Corzine
                                              Chairman and Chief Executive
                                              Officer

Accepted and agreed to
this 20th day of December, 1996:
FIRST SAVINGS BANK, F.S.B.
By: /s/ Ken Huey, Jr.
   ----------------------------------
    Ken Huey, Jr.
    President and Chief Executive
    Officer